Exhibit 16.01

October 22, 2007

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements of  Reflect Scientific, Inc. pertaining to our firm included under Item 4.01 of Form 8-K/A dated October 19, 2007 and agree with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/HJ & Associates, LLC

HJ & Associates, LLC